Exhibit (l)(10)

PURCHASE AGREEMENT

BlackRock ETF Trust II (the “Registrant”), a statutory trust under the laws of the State of Delaware, on behalf of its series iShares High Yield Muni Active ETF (the “Fund”) and BlackRock Financial Management, Inc. (the “Purchaser”), a Delaware corporation, hereby agree as follows:

1.   The Registrant hereby offers the Purchaser and the Purchaser hereby purchases [●] shares of the Fund (the “Shares”) for $[●] per Share. The Registrant hereby acknowledges receipt from the Purchaser of funds in full payment for the foregoing Shares.

2.   The Purchaser represents and warrants to the Registrant that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

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IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the      day of      , 2024.

BLACKROCK ETF TRUST II, on behalf of
iShares High Yield Muni Active ETF

By:
Name: John Perlowski
Title: President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:
Name: Trent Walker
Title: Managing Director